Exhibit 10.11

Construction Contract for Construction Projects

Project Name: Shandong Baoya·FAW Jilin New Energy Vehicle Base Project

Client (Full name): Shandong Baoya New Energy Vehicle Co., Ltd.

Shandong Baoya New Energy Vehicle Co., Ltd. (Seal)

Contractor (Full name): Shandong Sanjian Construction Engineering Management Co., Ltd

Shandong Sanjian Construction Engineering Management Co., Ltd (Seal)

Date: February 26, 2021

Made by

Ministry of Housing Urban-Rural Development and

State Administration for Industry & Commerce

Instruction

To guide the signing act of the parties to a contract in execution of construction projects and safeguard their legitimate rights and interests, the Ministry of Housing and Urban-Rural Development and the State Administration for Industry and Commerce have amended the Construction Contract for Construction Projects (Sample Text) (GF-2013-0201) and reenacted it as the Construction Contract for Construction Projects (Sample Text) (GF-2017-0201) (hereinafter referred to as the “Sample Text”) in accordance with the Civil Code of the People’s Republic of China, the Construction Law of the People’s Republic of China, the Bidding Law of the People’s Republic of China and other relevant laws and regulations. To facilitate the use of the Sample Text by the contracting parties, the relevant issues are hereby explained as follows:

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I. Composition of Sample Text

The Sample Text is composed of three parts: contract agreement, general conditions of contract and special conditions of contract.

(I) Contract Agreement

The Contract Agreement of the Sample Text includes 13 clauses that cover such important content as project overview, project duration under contract, quality standard, contract price and form of contract price, project manager, documents in the contract, commitments and conditions under which the contract becomes effective, stipulating the basic contractual rights and obligations of the contracting parties in a centralized manner.

(II) General Conditions of Contract

The general conditions of contract are the fundamental stipulations set forth by the contracting parties with respect to their rights and obligations for purpose of project construction and the matters related thereto in accordance with the Construction Law of the People’s Republic of China, the Civil Code of the People’s Republic of China and other relevant laws and regulations.

There are a total of 20 general conditions of contract, which are specifically:

general agreement, employer, contractor, supervisor, construction quality, safe and civilized construction and environmental protection, construction period and progress, materials and equipment, experiments and examines, change, price adjustment, contract price, measurement and payment, acceptance and engineering commissioning, completion settlement, defects liability and warranty, break a contract, force majeure, insurance, resolution of claim and dispute. The above conditions have given consideration to both the requirements of existing laws and regulations for project construction and the special needs for managing the execution of construction projects.

(III) Special Conditions of Contract

The special conditions of contract are clauses designed to refine, improve, supplement, revise or otherwise stipulate the fundamental stipulations of the general conditions of contract. Contracting parties may revise and supplement the relevant special conditions of contract through the negotiations and consultations between them according to the characteristics and specific circumstances of different construction projects. In the use of special conditions of contract, attention should be paid to the following:

1. The numbers of the special conditions of contract should be consistent with those of the corresponding general conditions of contract;

2. The contracting parties may meet the special requirements of specific construction projects through the revision of the special conditions of contract to avoid direct revision of the general conditions of contract;

3. Where the special conditions of contract have horizontal lines, the contracting parties may refine, improve, supplement, revise or otherwise stipulate the corresponding general conditions of contract or, failing which, enter “Nil” or “/”.

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II. Nature and Application Scope of the Sample Text

The Sample Text is intended for non-mandatory use and applicable to the bidding activities for construction projects, e.g. housing construction project, civil works, pipeline and equipment installation project, decoration works. The contracting parties may enter into a contract on the basis of the Sample Text in light of the specific circumstances of a construction to agree on the legal liability and contract rights and obligations they are supposed to bear under laws, regulations and the contract.

Part I Contract Agreement

Client (full name): Shandong Baoya New Energy Vehicle Co., Ltd.

Contractor (full name): Shandong Sanjian Construction Engineering Management Co., Ltd

In accordance with the Civil Code of the People’s Republic of China, the Construction Law of the People’s Republic of China and the other relevant laws and regulations of China, the parties hereto have entered into this agreement with regard to the construction of the project for Shandong Baoya·FAW Jilin New Energy Vehicle Base Project under the principle of equality, voluntariness, fairness and good faith as incarnated by the terms and conditions set out below:

I. Project Overview

1. Name of project: Shandong Baoya·FAW Jilin New Energy Vehicle Base Project

2. Location of project: Yantai Economic & Technological Development Area, Shandong Province

3. Number of approval document for establishment of project:______________

4. Source of funds: Raised by the enterprise itself

5. Content of project: General contracting of Shandong Baoya·FAW Jilin New Energy Vehicle Base Project (all content before completion acceptance), warranty, etc. Among them, the main production workshops of steel structures are as follows:

(1) General assembly workshop: The construction area is about 41,000 square meters, the maximum span of the steel grid structure is 24m, and the project cost is about 90 million yuan.

(2) Stamping workshop: The construction area is about 10,580 square meters, the maximum span of the steel frame structure is 33m, and the project cost is about 23 million.

(3) Painting workshop: The construction area is about 28,000 square meters, the maximum span of the steel frame structure is 15m, and the project cost is about 60 million.

(4) Welding workshop: The construction area is about 35,000 square meters, the maximum span of the steel frame structure is 24m, and the project cost is about 75 million.

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6. Scope of contracting for the project:

General contracting of construction. All contents of steel structure, civil engineering, decoration, electromechanical installation (including water supply and drainage, HVAC, fire protection, wires and cables and bridges, public power pipelines, strong and weak current projects, etc.) and outdoor supporting facilities (including but not limited to roads, external networks, greening, walls, etc.) within the design scope of construction drawings. Among them, professional public power equipment (transformer, High and low voltage distribution cabinets, high voltage power installation, cooling towers, combined blower units, air compressors, dryers, elevators, refrigerators, nitrogen producers, roof fans, smoke exhaust and dust removal equipment, generators, pure water equipment, deionized water equipment, vacuum pumps, dehumidifiers, heat conduction oil boilers, heat exchange equipment, sewage treatment equipment, etc.) shall be designated by the Employer. Purchased, installed and managed by the Contractor.

II. Project Duration under Contract

Planned start date: March 20, 2021(The specific commencement date shall be subject to the date when the project meets the commencement conditions, the Contractor submits the commencement application, and the Client issues the commencement report)

Planned completion date: June 30, 2022

Total number of calendar days of project duration: 468 days. In case of any inconsistency between the total number of calendar days of project duration and the number of days calculated on the basis of the above planned start/completion date, the former shall prevail.

1. Stamping workshop: The tentative commencement date is August 1, 2021, and the tentative completion date is April 30, 2022, totaling 273 calendar days, including:

① The steel structure construction will be completed on October 15, 2021;

② The ground and equipment foundation will be completed on December 15, 2021;

2. Welding workshop: The tentative commencement date is August 1, 2021, and the tentative completion date is April 30, 2022, totaling 273 calendar days, of which:

① The steel structure construction will be completed on October 31, 2021;

② The ground and equipment foundation will be completed on December 31, 2021;

3. Painting workshop: The tentative commencement date is June 1, 2021, and the tentative completion date is April 30, 2022, totaling 334 calendar days, of which:

① The steel structure construction will be completed on September 30, 2021;

② The ground and equipment foundation will be completed on November 30, 2021;

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4. General assembly workshop: the tentative commencement date is March 20, 2021, and the tentative completion date is November 30, 2021, totaling 275 calendar days, of which:

① Cushion construction will be completed April 30, 2021;

② The steel structure construction will be completed on June 30, 2021;

③ The ground and equipment foundation will be completed on August 31, 2021;

5. Others

The union station building is expected to be completed before December 31, 2021;

The landscape engineering is expected to be completed by June 30, 2022.

Other projects (including small subprojects) are expected to be completed before January 31, 2022;

6. If the construction is suspended or suspended due to force majeure or other factors during the construction process, the Client shall issue a suspension order and compensate the Contractor for the corresponding construction period, or the Contractor shall submit an application for project extension to the Contractor and the supervisor for approval.

III. Quality Standard

The quality of the project: Qualified, meet the provisions of the relevant national professional acceptance standards.

IV. Contract Price and Form of Contract Price

1. The provisional total price of the contract is as follows:

RMB including tax (capital): THREE HUNDRED MILLION YUAN (RMB 300,000,000). The tax rate shall be subject to the monthly tax rate of the invoice.

The above is the total reference price of the contract, and all the actual expenses are calculated and paid or deducted separately for each unit.

Ⅴ. Project Manager

Contractor Project Manager: Qu Yong

VI. Documents in the Contract

The composition and priority order of contract documents are as follows:

(1) Contract Agreement;

(2) Bid-winning Notice;

(3) Special terms,conditions and attachments of the contract;

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(4) Tender Document and its Attachments;

(5) General terms and conditions of the contract;

(6) Technical standards and requirements;

(7) Drawings;

(8) Priced bill of quantities or budget;

(9) Other documents of the contract;

The documents related to the contract formed during the conclusion and performance of the contract shall constitute an integral part of the contract document.

The above-mentioned contract documents include the supplements and modifications made by the parties to the contract. Documents belonging to the same category shall be subject to the latest signed document. The special contract terms and their annexes shall be signed or sealed by the parties to the contract.

VII. Commitments

1. Client promises to fulfill the project approval procedures in accordance with laws and regulations, raise project construction funds, and pay the contract price in accordance with the time limit and method agreed in the contract.

2. Contractor promises to organize and complete the construction of the project in accordance with legal provisions and the contract, ensure the quality and safety of the project, do not subcontract or subcontract illegally, and assume corresponding engineering maintenance responsibilities during the defect liability period and warranty period.

3. If Client and Contractor sign a contract through bidding, both parties should understand and undertake not to sign other agreements for the same work that deviates from the substance of the contract.

VIII. Meaning of words

The meanings of words in this Agreement are the same as those given in Part II of the General Conditions of Contract.

IX. Signing Time

This contract is signed on February 26, 2021.

X. Signing Place

The Contract is signed in Yantai Economic & Technological Development Area, Shandong Province.

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XI. Supplementary Agreement

For matters not covered in the contract, the parties to the contract shall sign a supplementary agreement separately, and the supplementary agreement is an integral part of the contract.

Ⅻ. Effectiveness of Contract

This contract will come into effect after signed and stamped by both parties.

XIII. Number of the Contract Copies

This contract is made in eight copies, of which two originals are divided, and each one is held. There are three copies of each copy.

Client (Official seal)：	Contractor (Official seal)：
Shandong Baoya New Energy Vehicle Co., Ltd. (Seal)	Shandong Sanjian Construction Engineering Management Co., Ltd (Seal)
Legal representative or entrusted agent:	Legal representative or entrusted agent:
(Signature) Zhang Jiannong (Seal)	(Signature) Zhao Qingmin (Seal)
Organization Code: 913701006846842704	Organization Code: 91370125751754460K
Address: No.8, South Beijing Road,	Address: No.36, Qilihe Road, Jinan City
Development Zone
Postal Code: 264006	Postal Code: 250100
Legal Representative: Zhang Jiannong	Legal Representative: Zhao Qingmin
Entrusted agent: Li Na	Entrusted agent: Li Zhen
Tel: 0535-2022808	Tel: 0532-68013867
Fax:	Fax:
E-mail:	E-mail:
Bank accounts:	Bank accounts:

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Part III Special Contract Terms

1. General Agreements

1. 1 Word definition

1.1.1 Contract

1.1.1.1 Other contract documents include: Planning and programming of project construction, bidding documents, supplementary agreement, supplemental clauses, conciliation agreement, relevant project negotiation, engineering change, work contact list, meeting minutes and other contract-bound documents and written agreements related to project construction.

1.1.2 Parties to the contract and other relevant parties

1.1.2.1 Supervisor (Section I):

Name：Yantai Desheng Project Management Co., Ltd

Qualification Category and Grade: Class A

Contact Number: 0535-2166387

Email: 0535-2166387

Address:

1.1.2.2 Designer:

Name: China Auto Research Automotive Industry Engineering (Tianjin) Co., Ltd

Qualification Category and Grade: Class A in construction engineering

Contact Number: 022-84379888-8755

Email:

Address: 818, Scientific Research Building, No. 68, Xianfeng East Road, Dongli District, Tianjin

1.1.3 Projects and Equipment

1.1.3.1 Other places as part of the construction site include: Execution of General Conditions.

1.1.3.2 Permanent land occupation includes:The area within the planned red line of the project.

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1.1.3.3 Temporary land occupation includes:If the contractor needs to temporarily occupy the land outside the planned red line of the project for the purpose of implementing the project, the contractor shall assist and coordinate the Employer to handle the necessary land occupation approval procedures, and the Employer shall bear the costs of handling the procedures and land use. After the completion acceptance of the project is qualified, the contractor shall complete the site restoration work, and the cost shall be borne by the contractor (the cost of temporary prefabricated house and site shall be borne by the contractor).

1.2 Law

Other normative documents applicable to the contract: “the Construction Law of the People’s Republic of China”, “the Civil Code of the People’s Republic of China”, “the Regulations on the Quality Management of Construction Projects” and the relevant national, provincial and municipal laws and regulations in force.

1.3 Standards and specifications

1.3.1 Standard specifications applicable to the project include: The standards and specifications required by the national, Shandong and Yantai quality acceptance filing units and industry management departments.

1.3.2 Name of foreign standards and specifications provided by the Employer：None

Quantity of foreign standards and specifications provided by the Employer：None

Name of foreign standards and specifications provided by the Employer：None

1.3.3 The Employer’s special requirements for technical standards and functions of the project：/

1.4 Priority of contract documents

Composition and priority of contract documents： See the agreement.

1.5 Drawings and Contractor’s Documents

1.5.1 Provision of drawings

Time limit for the Employer to provide drawings to the Contractor: Combined with job schedule.

Quantity of drawings provided by the Employer to the Contractor: Six sets.

Contents of drawings provided by the Employer to the Contractor: All drawings within the scope of contract (except for secondary modification).

1.5.2 Contractor’s Documents

Documents to be provided by the Contractor include: planning and programming of project construction and construction scheduling

Duration of documents provided by the Contractor: Within 3 days before commencement.

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Quantity of documents provided by the Contractor: Three copies.

Form of documents provided by the Contractor: In written form.

Time limit for the Employer to examine and approve the Contractor’s documents: 7 to 14 days.

1.5.3 Preparation of site drawings

Agreement on site drawing preparation：The Contractor shall keep a complete set of drawings and relevant documents.

1.6 Liaison

1.6.1 The Employer and the Contractor shall within 3 days, send written letters related to the contract, such as notices, approvals, certificates, instructions, commands, requirements, requests, consents, opinions, determinations and decisions to the other party.

1.6.2 Place where the Employer receives documents: Employer’s office at the site.

Recipient designated by the Employer: Employer’s Representative.

Place where the Contractor receives documents: Site Contractor’s Office.

Receiver designated by the Contractor: Project Manager of the Contractor.

Place where the Supervisor receives the documents: Site supervision office.

Receiver designated by the Supervisor: Chief Supervision Engineer.

1.7 Communications and transportation

1.7.1 Right of access to the site

Agreement on the right of access to the site: The Contractor is responsible for the management of access to the site during the construction period, and the Contractor is responsible for the handling of the opening procedures of access roads.

1.7.2 In-Site Transportation

Agreement on the boundary between off-site traffic and on-site traffic: Within the construction enclosure.

1.7.3 Transportation of oversized and overweight parts

Temporary reinforcement and reconstruction costs of roads and bridges required for transportation of oversized or overweight items and other relevant expenses shall be borne by the Contractor.

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1.8 Intellectual Property

1.8.1 The ownership of the copyright of the drawings provided by the Employer to the Contractor, the technical specifications prepared by the Employer or commissioned by the Employer for the implementation of the project, and the documents reflecting the Employer’s contract requirements or other similar nature: Belongs to the Employer.

Requirements on the use restrictions of the above documents provided by the Employer: Without the written consent of the Employer, the Contractor shall not copy and use the above documents or provide them to any third party for other purposes.

1.8.2 Ownership of the copyright of the documents prepared by the Contractor for the implementation of the project: Belongs to the Employer.

1.8.3 Payment of royalties for patents, proprietary technologies and technical secrets adopted by the Contractor during construction:Included in the contract price.

2. Employer

2.1 Employer’s Representative

2.1 Employer’s Representative

Name: Li Na

Post: Vice president

Contact Number: 18668933508

Address:

2.2 The scope of authorization of the Employer to the Employer’s representative is as follows: Perform the obligations and responsibilities of the Employer, and coordinate the problems occurred at the construction site that should be solved by the Employer. Be responsible for the receipt and confirmation of correspondence documents. Responsible for on-site work visa, design change and other related work.

2.3 Provision of construction site, construction conditions and basic data

2.3.1 Provide construction site

Requirements on the deadline for the Employer to hand over the construction site: Within 7 days before commencement.

2.3.2 Provide construction conditions

The Employer shall be responsible for providing the necessary conditions for construction, including: Construction water and electricity shall be provided to the construction site, and communication and transportation shall be solved by the Contractor.

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2.4 Proof of fund source and payment guarantee

Requirements for the time limit for the Employer to provide evidence of the source of funds: None.

Whether the Employer provides payment guarantee: None.

Form of payment guarantee provided by the Employer: None.

3. Contractor

3.1 General obligations of the Contractor

(1) Content of completion data submitted by the Contractor: The Contractor shall provide complete completion data to the Employer. The completion data shall comply with the provisions of the State, Shandong Province, Yantai City (district and city) project construction archives management and “the Shandong Province Construction Engineering Construction Technical Data Management Regulation”.

The number of sets of completion data to be submitted by the Contractor:4 sets Cost of completion data submitted by the Contractor: To be borne by the Contractor. Handover time of completion data submitted by the Contractor: Within 21 days after the completion of the project.Form requirements for completion data submitted by the Contractor: Written and electronic data.

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(2) Other obligations to be performed by the Contractor: Obey the management of the Employer, five office rooms are provided to the consignee free of charge and three to the supervising unit free of charge to ensure the normal work. The Contractor shall subcontract the construction content professionally and the Contractor shall consign the tender on his own, but each unit participating in the tender shall include the professional subcontractor recommended by the contractor. The credit, strength, safety and quality of all professional subcontracting units of the Contractor shall be inspected and data warehoused, and then the Contractor shall participate in the bidding after being inspected and qualified. The Employer shall participate in the evaluation of the technical bid. The Contractor’s professional subcontracting shall be submitted to the Employer for approval before the bid opening. The bid awarding unit shall be jointly recognized by the Contractor and the Employer. The professional subcontracting after the bid awarding shall be fully managed by the Contractor, and shall be responsible to the Employer for the corresponding construction period, quality, safety, civilized construction and work sequence. Undertake the responsibility and requirements for equipment care and construction site security during construction, as well as providing and maintaining lighting and enclosure facilities for non-night construction. The contractor shall implement and ensure its normal use according to the management standard of Yantai construction site. The Contractor shall go through the formalities related to construction site traffic, environmental protection, construction noise, safe and civilized construction as required. According to the corresponding provisions in the General Conditions of the Contract and the relevant regulations of Yantai Municipal Government, the formalities of relevant government departments such as public safety, municipal administration, urban management, construction, planning, fire protection, etc. shall be handled. The contract price paid by the Employer according to the contract shall be used exclusively for the contract project, and the wages of its employees shall be paid in time, and the contract price shall be paid to the subcontractor in time.In the actual construction process, the Contractor must carefully review the construction drawings, and timely report the errors in the size and elevation of the construction drawings, the contradictions in the construction, structure, installation and other professional drawings, and the contradictions between the node details and the plane and elevation drawings to the Supervisor and the Employer of the Designer. It is forbidden to change or construct without authorization according to certain practices, otherwise the Contractor shall bear the corresponding losses. The Contractor shall do a good job in the coordination, management and cooperation of the Employer’s other professional subcontractors, and be responsible for the reservation of holes and embedded accessories during construction as required. The Contractor is responsible for the safety of its own personnel at the construction site during the whole process of project construction, completion and warranty. When the Employer normally pays the project funds as agreed, the Contractor shall not default on the wages of rural laborer’s, and all consequences caused by default on the wages of rural labourers shall be borne by the Contractor. Before the implementation of site visa, it shall be jointly reviewed by the Contractor, the Supervisor and the Employer. After the review, it shall be signed by the Employer’s chief accountant before it can take effect. Otherwise, the signatures of others are invalid. After the implementation of site visa, the Employer, the Supervisor and the Contractor shall confirm the site visa that has been implemented before the 25th of each month, and the unconfirmed site visa will not be settled at the time of project settlement. If the materials supplied by the Contractor fail to meet the requirements of the Employer, the Contractor shall replace them until they meet the quality requirements and the requirements of the Employer. The Contractor is responsible for the general contracting management and cooperation of the project directly contracted by the Employer to the professional company for construction. The contractor shall bear the cost of the subcontractor’s delay in construction period and product damage caused by the contractor. If the construction period is delayed and the product is damaged due to the subcontractor of the Employer, the expenses shall be borne by the subcontractor and coordinated by the Employer. The Employer has the right to deduct double fees from the contract price of the Contractor if the Contractor sets up another name and charges the fees from the subcontractor. If the contractor needs to charge other reasonable fees from the subcontractor, such as the subcontractor needs to use the contractor’s dormitory or increase the office, etc., the contract letting party shall coordinate and the fees shall be determined by both parties. The Contractor shall timely clean the site according to the written requirements of the Employer, so that the construction of landscape and outdoor supporting works can meet the commencement conditions, and closely cooperate in the construction of landscape and outdoor supporting works. The Employer will invite bids for the subcontracted items separately, and the Contractor will be given priority as the candidate and bidder. Other unspecified matters shall be implemented according to the requirements of the state and relevant industrial departments and shall be determined by both parties through negotiation.

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(3) For the general contracting management and cooperation services of subcontracted works, the contractor must be responsible for the whole project, and be fully responsible for and coordinate the construction period, quality, site management and safety protection. The work contents include but are not limited to the following：

① Incorporate the progress and data of the subcontracted project into the contractor’s management (except for water supply, electricity, telecommunications and CNC). The Contractor will specify the completion time of the sub-divisional works and submit it to the subcontractors of each discipline for schedule arrangement (subject to joint confirmation), and provide the working face for the subcontractors on time. The Contractor shall complete the review and seal within 10 days after the subcontractors submit the project data.And do a good job in the management, cooperation and coordination of subcontractors in technology and cross construction.

② The door, hole, hole, etc. shall be reserved according to the structure of the drawing, and the pipe, Cable box, drivepipe and embedded parts shall be embedded. The Contractor shall ensure that the reserved and embedded position is accurate and the pipeline is connected. If the reserved error of the structure embedded exceeds the specification requirements, the Contractor shall bear the corresponding responsibility and cooperate with the treatment for free.

③ Provide the existing external scaffold and vertical transportation machinery (used simultaneously with the contractor), and provide the control axis and elevation datum point.

④ Provide water and electricity interface, and the contractor has the right to supervise and manage the use of water and electricity charges and construction waste stacking of subcontractors. (The water and electricity costs shall be measured by meter or negotiated between the General Contractor and the Subcontractor.).

⑤ Other contents specially agreed by both parties. Assist in the protection of finished products of subcontracted works.

3.2 Project Manager

3.2.1 Project Manager：

Name: Qu Yong

ID Card Number:

Professional qualification level of construction engineer: First-class

Constructor Registration Certificate No: 01183537

Practicing seal No. of constructor: Lu 37192004717

Certificate No. of safety production assessment: Lu Jian An B (2013) 0100799

Contact Number: 13375319961

Email: sjqdjsgs@163.com

Address: Building 12, Liandong U Valley, Baoyuan Road, Shangma Street, Chengyang District, Qingdao

3.2.2 The scope of authorization of the contractor to the project manager is as follows: Perform all rights and obligations agreed in the contract on behalf of the contractor.

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About the time requirement of the project manager on the construction site every month: The Contractor shall ensure that the monthly attendance rate of the project manager shall not be less than 22 days. The project manager and technical director shall not change at will or concurrently work for other projects without the permission of the Employer during the whole construction stage of the project. Otherwise, the Employer has the right to propose replacement.

Liability for breach of contract if the contractor fails to submit the labor contract and fails to pay the social insurance certificate for the project manager: Pay a penalty of 1% of the cost per square meter.Order the contractor to submit the labor contract and pay the social insurance within a time limit, or replace the project manager within five days from the date of notification by the employer.

Liability for breach of contract of the project manager who leaves the construction site without the written approval of the Employer: For each occurrence, the Contractor shall pay liquidated damages of 1,000 CNY to the Employer.

3.2.3 The Contractor’s liability for breach of contract for replacing the project manager without authorization: For each occurrence, the Contractor shall pay liquidated damages of 10,000 CNY to the Employer.

3.2.4 The contractor’s liability for breach of contract for refusing to replace the project manager without justified reasons: The contractor shall replace the project manager in a timely manner according to the requirements of the employer, otherwise the employer has the right to stop the payment of project funds, and has the right to deduct the liquidated damages of 50,000 CNY per time when the progress payment is paid.

3.3 Contractor’s personnel

3.3.1 The deadline for the contractor to submit the report on the arrangement of the project management organization and the construction site management personnel: Within 2 days before the commencement of the project.

3.3.2 The Contractor’s liability for breach of contract for refusing to replace the main construction management personnel without justified reasons: If the Employer finds that the project manager, technical director, quality director, safety director and other key management personnel are not qualified for the project requirements, the Employer has the right to propose replacement. If it refuses to replace without proper reasons, the Contractor shall pay 1,000 CNY to the Employer as liquidated damages for each time.

3.3.3 Approval requirements for main construction management personnel of the Contractor to leave the construction site: They can leave only after being approved by the Chief Supervision Engineer and approved by the Employer.

3.3.4 The Contractor’s liability for breach of contract for replacing the main construction management personnel without authorization: The Contractor shall pay 1,000 CNY of liquidated damages to the Employer for each breach of contract for replacing the main construction management personnel without authorization.

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3.3.5 Liability for breach of contract of the Contractor’s main construction management personnel leaving the construction site without authorization: The Contractor shall pay 1,000 CNY of liquidated damages to the Employer for each person.

3.4 Subcontracting

3.4.1 General agreement on subcontracting

Prohibited subcontracting works: Scope of main structure and key work.

The scope of main structure and key work: Foundation works, main structure, masonry works and other construction scope specified by laws and regulations.

3.4.2 Determination of subcontracting

The professional works that are allowed to be subcontracted include: Pile foundation works, steel structure works, fine decoration works (including design), fire protection works, strong current works, elevator and sewage treatment and public power equipment installation, etc. Other works are not allowed to be subcontracted in principle.

Other agreements on subcontracting: The contractor shall carry out professional subcontracting for the construction content, and the contractor shall invite bids on its own, but each unit participating in the bidding must include the professional subcontractors recommended by the employer. The credit, strength, safety and quality of all professional subcontractors of the contractor shall be inspected and data warehoused, and participate in the bidding after passing the inspection.The Employer shall participate in the evaluation of the technical bid. The Contractor’s professional subcontracting shall be submitted to the Employer for approval before the opening of the bid. The bid awarding unit shall be jointly recognized by the Contractor and the Employer. The professional subcontracting after the bid awarding shall be fully managed by the Contractor.

If the Employer is sued or enforced due to the illegal subcontracting or illegal subcontracting of the Contractor, the Contractor shall bear all the costs incurred by the Employer, such as attorney’s fees, litigation costs, maintenance costs and losses caused to the Employer.

3.4.3 Subcontract price

Agreement on payment of subcontract price: /

3.5 Project care and protection of finished and semi-finished products

The Contractor is responsible for taking care of the project and the materials and engineering equipment related to the project from the beginning: The mobilization of equipment and personnel. If there are no other special requirements, the cost shall be borne by the Contractor. After the Contractor enters the site or starts construction, the Contractor shall be responsible for the custody of the project site and relevant materials and equipment until the completion acceptance of all projects and professional projects is qualified and handed over to the unit designated by the Employer. In case of damage and theft during the care period, the Contractor shall repair it at its own expense, and the project separately contracted by the Employer shall be executed in accordance with the General Terms.

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Special requirements and expenses for the protection of finished works: The contractor shall be responsible for the protection of finished works before the handover of completed works due to the contractor’s reasons. For subcontracted works, the contractor shall assist in the protection of finished works. If the loss is caused by the Contractor, the Contractor shall be responsible for repair or compensation.

Requirements and costs for the protection of underground pipelines, adjacent buildings, structures (including cultural relics protection buildings), ancient and famous trees around the construction site:The Contractor shall do a good job of protection. The legal liability and economic losses incurred due to the Contractor shall be borne by the Contractor.

3.6 Performance Bond

Whether the contractor provides performance bond: 4% performance bond

The form, amount and duration of performance bond provided by the Contractor: /

4. Supervisor

4.1 General provisions of the Supervisor

About the supervision content of the supervisor: On the Supervision ContractSupervision authority of the supervisor: On the Supervision Contract

Agreement on the provision and cost bearing of the supervisor’s office and living space at the construction site: The contractor provides three office rooms for the supervision unit free of charge.

4.2 Supervision personnel

Chief Supervision Engineer:

Name: Lin Haitao

Post: Chief Supervision Engineer of Supervision Section I

Supervision Engineer Practicing Qualification Certificate No: 37009564

Phone number: 13964517779

E-mail: kfgjlgs141@163.com

Address:

Other agreements on the supervisor: /

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4.4 Agree or determine

If the Employer and the Contractor cannot reach an agreement through negotiation, the Employer authorizes the Supervisor to determine the following matters:

(1)    None

(2)    None

(3)    None

5. Construction Quality

5.1 Quality requirements

5.1.1 Special quality standards and requirements: Meet the qualification standards and comply with the provisions of relevant national professional acceptance specifications.

5.2 Hidden Project Inspection

5.2.1 The Contractor shall notify the Supervisor in advance of the time limit for inspection of concealed works: All hidden parts of the project shall be notified to the Supervisor and the Employer for on-site inspection. The General Conditions of Contract shall be implemented within the period of advance notice.

If the Supervisor can’t carry out the inspection on time, he shall submit a written extension request 24 hours in advance.

The maximum extension shall not exceed: 24 hours

6. Safe and Civilized Construction and Environmental Protection

6.1 Safe and civilized construction

6.1.1 The agreement on the project safety production target and corresponding matters: During the construction, completion, delivery and repair of any defects of the project, the contractor shall always comply with the national and local laws, regulations, specifications, standards and procedures related to safety production, perform its safety construction responsibilities in accordance with the provisions of Article 9.2 of the general contract terms, and put an end to all safety accidents. During construction, the Contractor shall be fully responsible for accidents or casualties and bear all costs.

6.1.2 Special agreement on security:The contractor is responsible for the security of the construction site and living quarters within the scope of the contract.

6.1.3 Agreement on the preparation of the construction site security management plan:It shall be prepared by the contractor, and the expenses incurred shall be borne by the contractor.

6.1.4 Civilized construction Requirements of the parties to the contract for civilized construction: Meet the standard requirements of relevant competent departments of Yantai Development Zone.

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7. Construction Period and Progress

7.1 Construction organization design

7.1.1 Other contents to be included in the construction organization design agreed by the parties to the contract: As agreed in the bidding document, if there is no agreement in the bidding document, it shall be subject to the general terms or otherwise agreed by both parties.

7.1.2 Submission and modification of construction organization design

The time limit for the Contractor to submit the detailed construction organization design:It shall be subject to the requirements of the Employer.

The time limit for the Employer and the Supervisor to confirm or propose modification suggestions after receiving the detailed construction organization design: 7 to 14 days after receiving the construction organization design.

7.2 Commencement

7.2.1 Preparation for commencement

The deadline for the contractor to submit the project commencement application form: Within 7 days before the commencement.

Other preparatory work and time limit for commencement to be completed by the Employer: None

Other preparatory work and time limit for commencement that the Contractor shall complete: None

7.2.2 Notice to Proceed

Implement the general terms and conditions.

7.3 Measuring and setting out

7.3.1 The time limit for the Employer to provide the Contractor with survey datum points, datum lines, benchmarks and their written data through the Supervisor: Within 7 days before commencement

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7.4 Construction delay

7.4.1 Construction delay due to the EmployerOther cases of delay in construction period due to the Employer’s reasons: The construction period shall be postponed. If the construction period is postponed for more than two months, both parties shall negotiate to account for the actual costs incurred, which shall be handled in accordance with the time limit and procedures specified in the General Terms, and the extension of construction period must be confirmed in writing by the Employer (the on-site principal of the Employer has no right to independently confirm the extension of construction period). Without the written confirmation of the Employer, the construction period shall not be postponed.

7.4.2 Construction delay due to the Contractor

If the construction period is delayed due to the contractor’s reason, the calculation method of liquidated damages for overdue completion is as follows: For each day of delay in the construction period, compensation shall be made at 3/10000 of the cost per square meter.

If the construction period is delayed due to the contractor’s reason, the upper limit of liquidated damages for late completion is: 2% of the cost per square meter.

7.5 Adverse material conditions

Other situations and relevant agreements of adverse material conditions: Implement the general contract terms of this contract.

7.6 Extremely severe climatic conditions

The Employer and the Contractor agree that the following circumstances are considered as extremely severe climatic conditions:

(1) Earthquakes with intensity above 6 and gales with intensity above 8;

(2) Continuous precipitation for 24 hours and more than 100mm;

(3) High temperature weather above 38 ℃ and lasting for more than 3 days.

8. Materials and Equipment

8.1 Materials and engineering equipment

8.1.1 Assumption of purchase and maintenance costs of materials and equipment supplied by the Employer:The Employer shall bear the purchase and warranty costs.

8.1.2 For the materials supplied by the Employer, the Contractor must declare the material demand plan provided by Party A 30 days in advance of the arrival of the materials. The demand plan must specify the material specification, model, quantity and arrival time. If the material supply is insufficient due to the wrong quantity reported by the Contractor, which affects the project progress or causes material accumulation, the Contractor shall bear the responsibilities arising therefrom. The Contractor is responsible for the acceptance and storage of the materials supplied by the Employer, and has the obligation to cooperate with the unloading of the materials supplied by Party A. The Contractor shall ensure that the materials provided by Party A will not be used for other purposes, otherwise, the Employer has the right to impose economic penalties on the Contractor.

8.1.3 The Contractor shall coordinate with the Employer in project subcontracting and material and equipment procurement.

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8.1.4 Materials and equipment purchased by the Contractor

8.1.4.1 Agreement on the Contractor’s procurement of materials and equipment:

(1) Except for the materials and equipment supplied by the Employer, the Contractor shall purchase by itself. Before purchasing, the Contractor shall first check the samples with the Employer and the Supervisor to confirm the quality, brand and origin, and obtain the approval of the Employer and the Supervisor on the quality, brand and origin.

(2) If the Contractor needs to use substitute materials, they can only be used after being approved by the Employer and the Supervisor. The increase or decrease of the contract price shall be agreed by both parties in writing;

(3) Materials and equipment that directly affect the quality and appearance of the project must be approved by the Employer and the supervising unit before they can be used in large areas. If the Employer believes that the Contractor designated by the Employer is required to provide, the Contractor must unconditionally agree and actively cooperate.

(4) If the Employer requires materials and equipment to be sealed, the samples can be used only after being approved by the Employer.

(5) Commercial concrete shall be the products of famous manufacturers confirmed by the supervision unit and the Employer in writing.

8.1.4.2 See the supplementary agreement for the scope of procurement of the Employer’s price-limited contractor. During the execution of the contract, the Employer shall inspect the materials purchased by the Contractor, and reserve the right to veto the unqualified material suppliers. The Employer has the right to monitor any link of the Contractor’s material procurement, and exercise the final right of quality inspection approval and veto. If the Employer finds that the material does not meet the specified quality requirements during the monitoring process and inspection, the Contractor shall urge the supplier to make rectification until it meets the specified quality requirements, and the Contractor shall bear the responsibility for the delay of the construction period and the increase of costs caused thereby. If both parties disagree with the quality inspection results, the results issued by the third party inspection agency recognized by both parties shall prevail.

8.1.4.3 Party A determines the materials supplied by Party B: The Employer determines the brand and price. In order to ensure the procurement channel and quality, the Employer shall designate the supplier if necessary. If the Contractor changes the brand without the consent of the Employer, the contract letting party has the right to impose a fine ranging from 20,000 to 100,000 on the contractor according to the actual situation.

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8.1.4.4 The Contractor shall submit the completion settlement report and complete and effective settlement data sealed by the Contractor, signed by the Project Manager and sealed by the settlement preparation personnel. The Employer’s engineer shall review the settlement data and sign on the completion settlement data receipt and affix the Employer’s official seal if it meets the requirements. In the process of project settlement review, the Contractor shall not add any settlement data (including but not limited to drawings, visa change orders, price vouchers, etc.).If the data is invalid or incomplete due to the settlement due to the contractor’s reason during the settlement review, the contractor shall be responsible for the delay in the price review.If the Contractor fails to submit the completion settlement report and data to the Employer within the time specified in this clause, the Employer will not be able to complete the review within the time specified in this contract.

8.1.4.5 For the materials and equipment used in the project, the Contractor shall take samples according to the national specifications and local standards and send them to a qualified third party testing unit for testing at the Contractor’s expense.

8.2 Samples

8.2.1 Sample submission and storage

Material or engineering equipment requiring the Contractor to submit the sample, the type, name, specification and quantity of the sample: Samples shall be supplied according to the type of material and equipment required by the relevant specifications and all samples in two copies shall be sealed.

8.3 Construction Equipment and Temporary Facilities

8.3.1 Construction equipment and temporary facilities provided by the Contractor The agreement on the cost-bearing of temporary facilities construction: The Contractor shall be responsible for the construction of office area, staff dormitory area and material processing area, and the cost shall be borne by the contractor.If in the course of construction, the Contractor shall be responsible for the cost of the reconstruction due to the contractor’s reasons.

8.4 Material Selection

Selection of construction materials, the contractor and the contractor work together to prepare a brand library (of the same grade), and then select from the brand library.

Selection of all construction materials must be submitted to the contractor for approval before they can be used for construction. Where materials are used for the construction of the Project without the approval of the Contractor, the Contractor shall unconditionally rework them and assume full responsibility for them.

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9. Experiments and Examines

9.1 Test equipment and personnel

9.1.1 Test Equipment

Testing sites to be provided at the construction site:Enforcement of General Terms

Testing equipment required at construction site: Enforcement of General Terms

Other test conditions required at the construction site: Enforcement of General Terms

9.2 Field Process Test

Relevant agreements for field process tests：Enforcement of General Terms

10. Change

10.1 Scope of change

Agreements on the scope of the change: Design Changes and Visas

10.2 Change Valuation

10.2.1 Change Valuation Principles

Agreements on Change Valuation: Enforcement of Article 14.1 of the Special Purpose Contract

10.3 Contractor’s Rationalization Recommendations

Period for the Supervisor to review the Contractor’s Rationalization Recommendations: Enforcement of General Terms

Time limit for the issuer to approve the contractor’s rationalization proposals: Enforcement of General Terms

The rationalization proposals put forward by the contractor reduce the contract price or increase the reward methods and amount of economic benefits of the project: 5%~15% of the optimized savings profit finally confirmed by the contractor is awarded to the contractor.

10.4 Provisional estimate

The details of the provisional estimate materials and engineering equipment shall be included in the contract in the form of the “Provisional Estimate List” negotiated by both parties as an annex to the contract or a supplementary agreement.

10.4.1 Provisional estimate items that must be tendered according to law

The second method is adopted for the confirmation and approval of the provisional estimate project that must be tendered according to law.

The second way: For provisional valuation items which must be tendered according to law, the supplier or subcontractor for provisional valuation shall be determined by joint tender of the sender and the contractor. The Contractor shall notify the sender 14 days before the commencement of the tender according to the construction progress plan and submit the provisional valuation tender proposal and division of work. The shipper shall confirm within 7 days of receipt. After determining the winning bidder, the consignor and the Contractor shall jointly sign a provisional valuation contract with the winning bidder.

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10.4.2 Not a provisional estimate project which must be tendered according to law

The first method is adopted to confirm and approve the provisional estimate project that is not subject to bidding according to law.

The first way: For the provisional estimate project that is not subject to bidding according to law, it shall be confirmed and approved according to this agreement:

(1) The Contractor shall submit a written application to the Supervisor 28 days before signing the procurement contract and subcontract of the provisional estimate project according to the construction schedule. The Supervisor shall submit the application to the Employer within 3 days after receiving the application, and the Employer shall give approval or propose modification opinions within 14 days after receiving the application. If the Employer fails to approve or propose modification opinions within the time limit, it shall be deemed that the written application has been approved.

(2) If the Employer believes that the suppliers and subcontractors determined by the Contractor cannot meet the project quality or contract requirements, the Employer may require the Contractor to re-determine the suppliers and subcontractors of the provisional estimate project.

(3) The Contractor shall submit a copy of the provisional estimate contract to the Employer for retention within 7 days after signing the provisional estimate contract.

The second way：Provisional estimate project directly implemented by the contractor

Agreement on the provisional estimate project directly implemented by the contractor: /

10.5 Provisional Sum

Agreement between the parties to the contract on the use of provisional sum: The Employer’s consent is required.

11. Price Adjustment

11.1 Adjustment caused by market price fluctuation

Whether the market price fluctuation adjusts the contract price: Adjust To adjust the contract price due to the fluctuation of market price, the third method below is adopted to adjust the contract price:

The first way: Use price index for price adjustment.

The agreement on the adjustable factors, fixed value and variable weight, as well as the basic price index and its source: None

The second way: Use cost data for price adjustment.

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The third way: Other price adjustment methods (see the supplementary agreement for details): implement “the Standard Cost Management of Yantai Project Construction” issued by the competent department of Yantai Municipal Government during the construction period.The Contractor shall provide the brand, quantity and purchase date of the materials purchased in the current period to coordinate with the Employer. The accountant collects the financial data and forms the pricing basis for this part of materials in the current period by referring to the supervisor’s entry material account, and the three parties sign for confirmation.

12. Contract Price, Measurement and Payment

12.1 Form of contract price

1. Unit price contract

Risk scope included in unit price:Implement Clause 14.1 of Special Conditions of Contract.

Calculation method of risk cost: The adjustment of material price fluctuation shall be subject to Article 11.1 of Special Conditions of Contract. The national laws, regulations and policy adjustments shall be adjusted according to the documents issued by the relevant government departments. The price adjustment caused by force majeure shall be subject to Article 17 of General Conditions of Contract.

Adjustment method of contract price beyond risk scope: None

2. Lump sum contract

Scope of risks included in the total price: None

Calculation method of risk cost: None

Adjustment method of contract price beyond risk scope: None

3. Other pricing methods:The preparation of individual budget shall be completed within 60 days after the issuance of individual drawings, which shall be confirmed by both parties. The adjustable price contract shall be adopted, and the contract price adjustment method shall refer to Clause 11.1.

12.2 Advance charge

12.2.1 Payment of advance charge

Payment proportion or amount of advance charge: 25%

Payment term of advance charge: Within 7 days before commencement

Deduction method of advance charge: Deduction in six times

12.2.2 Advance payment guarantee

Time limit for the contractor to submit the advance payment guarantee: None

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Form of advance payment guarantee: None

12.3 Measurement

12.3.1 Measurement principle

Engineering Quantity Calculation Rules: Implement Clause 14.1 of Special Conditions of ContractDue to the particularity of the working conditions of the project and the special requirements of the construction period, the cost of measures and the increase of turnover materials and other expediting costs incurred in the construction process to compress the reasonable construction period shall be calculated according to the measures and expediting plans implemented on the site approved by the Employer after winning the bid. As for the scheme that needs to be demonstrated by experts according to the regulations, the cost can be calculated only after the approval of the Employer and the approval of the Employer for the scheme that can be implemented after the demonstration.

12.3.2 Measurement period

Agreement on measurement period: One month

12.3.3 Measurement of unit price contract

Agreement on unit price contract measurement: Pricing and payment according to actual completed quantities

12.3.4 Measurement of total price contract

Agreement on total price contract measurement: None

12.3.5 If the lump sum contract adopts the payment breakdown table to measure the payment, whether the provisions of Item 12.3.4 (Measurement of lump sum contract) are applicable: None

12.3.6 Measurement of contracts in other price forms

Measurement methods and procedures of other price forms:None

12.4 Payment of progress payment

12.4.1 Payment method

Payment method: The project progress payment shall be paid by 50% bank acceptance and 50% cash telegraphic transfer, and Party B shall pay within 20 working days after issuing the special VAT invoice.

Agreement on payment period: It shall be consistent with the calculation period, and the calculation period shall be one month.

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12.4.2 Preparation of progress payment application form Agreement on preparation of progress payment application form: On the 25th of each month in the calculation period, the Contractor shall submit the statement of actual completed quantities of the current month and the statement of planned completed quantities of the next month, in which the reported output value is the output value from the 20th of the previous month to the 19th of the current month.

12.4.3 Submission of progress payment application form

(1) Agreement on submission of progress payment application form of unit price contract: It shall be submitted to the supervision unit for review before the 25th of the calculation month.

(2) Agreement on submission of progress payment application form of lump sum contract: None

(3) Agreement on submission of progress payment application in other price forms: None

12.4.4 Review and payment of progress payment

(1) Time limit for the Supervisor to review and submit to the Employer：Execution of General Terms.

(2) Time limit for the Employer to complete approval and issue progress payment certificate: Execution of General Terms.

(3) Time limit for the Employer to pay progress payment: ① Before the 25th of each month, the Contractor shall submit the statement of actual completed quantities, which shall be reviewed and confirmed by the Supervisor, signed the project payment certificate, and submitted to the whole-process cost consulting company (determined by Party A through bidding), and the Employer shall releases 80% of the signed output value within 15 days after approval. ② 90% of the completed output value shall be paid after all construction contents of the single project are completed and meet the use conditions and handed over to the Employer or the completion acceptance is qualified. ③ After the completion of the project settlement audit, 97% of the approved settlement value shall be releases within one month.3% shall be reserved as the project quality guarantee (or quality guarantee), and the warranty period shall be 2 years, and the Employer shall confirm that there is no quality problem and pay off without interest. The warranty period shall be calculated from the date when the project is completed and accepted. The payment time is within 28 days after the expiration of the warranty period, which is calculated from the date of the project completion acceptance.

Other agreements on payment: (1) When the progress payment of each phase of the project is paid, the contractor shall give priority to the payment of workers’ wages. If the contractor is found to have defaulted on the wages of workers during the subsequent payment of project funds, the employer has the right to directly control the completed project funds, directly pay the wages of migrant workers or postpone the payment of the contractor’s project funds, and the contractor recognizes and agrees that the employer should deduct from the project funds payable. (2) Before the progress payment of each phase of the project is paid, the Contractor shall provide special VAT invoices of equal amount according to the tax law and the requirements of the Employer. (3) The Contractor shall provide corresponding calculation basis and electronic data when applying for payment each time. (4) If the cost of design change and site certification is less than or equal to 8% of the total cost, it will be paid in a unified way with the completion settlement of each individual unit, and the same way as other quantities of work under this agreement. If the amount of change and visa exceeds 8% of the total cost, it shall be settled according to the normal payment cycle.

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Calculation method of liquidated damages for overdue payment of progress payment by the Employer:It shall be borne according to the bank loan interest rate of the same period.

12.4.5 Preparation of payment schedule

1. Preparation and approval of total price contract payment schedule:None

2. Preparation and approval of total price item payment schedule of unit price contract：None

13. Acceptance and Engineering Commissioning

13.1 Acceptance of divisional works

13.1.1 If the Supervisor fails to carry out the acceptance on time, he shall submit a written extension request 24 hours in advance.The maximum delay shall not exceed: 24 hours.

13.2 Completion acceptance

13.2.1 Completion acceptance procedure Agreement on completion acceptance procedure: Enforcement of General Terms The calculation method of the liquidated damages for the Employer’s failure to organize the completion acceptance and issue the project acceptance certificate in accordance with this agreement: The liquidated damages shall be borne at the bank loan rate of the same period for each day overdue. If the delay is not caused by the Employer, no penalty shall be paid.

13.2.2 Hand over and take over all or part of the project

The time limit for the Contractor to hand over the project to the Employer: Enforcement of General Terms

The project or project content handed over by the Contractor must meet the handover requirements, and shall not be forcibly handed over or affect the work and construction of the Employer and its subcontractors.

If the Employer fails to take over all or part of the project as agreed in the Contract, the calculation method of liquidated damages is: For each day overdue, the liquidated damages shall be borne at the bank loan rate of the same period.

If the contractor fails to hand over the project on time, the calculation method of the liquidated damages is: For each day overdue, the liquidated damages shall be borne at the bank loan interest rate for the same period.

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13.3 Project commissioning

13.3.1 Commissioning procedure

Project commissioning content: /

(1) The cost of single no-load commissioning shall be borne by: /

(2) The cost of no-load linkage commissioning shall be borne by: /

13.3.2 Commissioning

Agreement on matters related to commissioning: None

13.4 Exit after completion

13.4.1 Exit after completion

The time limit for the contractor to complete the completion and exit: Within 15 days from the date of project handover.

14. Completion Settlement

14.1 Completion settlement application

Time limit for the contractor to submit the completion settlement application: Implement the General Conditions of Contract.

Contents to be included in the completion settlement application: Implement the General Conditions of Contract.

Completion settlement basis:

(1) Pricing basis and charging standard of the project: According to the actual situation of the project, the project implements “the Consumption Quota of Construction Projects in Shandong Province” (2016), “the Consumption Quota of Installation Projects in Shandong Province”(2016), “the Consumption Quota of Municipal Projects in Shandong Province” (2016), “the Composition and Calculation Rules of Construction Project Cost Items in Shandong Province”, and “the Shandong Construction Project Price List Yantai Price List” (2020). And adjust it quarterly. The labor cost shall be adjusted quarterly according to the documents issued by the competent department of Yantai Municipal Government.

(2) Engineering Category: See the supplementary agreement for details.

(3) The price of main materials shall comply with “the Standard Cost Management of Yantai Project Construction” issued by the competent department of Yantai Municipal Government. If there is no information price, refer to the market price of the same period, and both parties shall negotiate the price.

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(4) Other relevant documents:Implement the latest documents of Shandong Province.

(5) The value-added tax of the project is calculated by the general taxpayer.

(6) Temporary facilities such as temporary road hardening, dust control and enclosure construction on the site shall be calculated according to the actual occurrence of the part exceeding the quota, and the price shall be negotiated by both parties.

(7) For issues not stipulated in this Contract, both parties shall resolve through friendly consultation.

14.2 Examine and Verify Completion settlement

Time limit for the Employer to approve the completion payment application form: Within 90 days after receiving the completion settlement application form.

The Contractor shall submit the completion settlement report and complete and effective settlement data sealed by the Contractor, signed by the Project Manager and sealed by the settlement preparation personnel. The Employer’s engineer shall review the settlement data and sign on the completion settlement data receipt if it meets the requirements and affix the official seal of the Employer before it can be deemed that the Employer has received the completion settlement data. In the process of project settlement review, the Contractor shall not add any settlement data (including but not limited to drawings, visa change orders, price vouchers, etc.). If the data is invalid or incomplete due to the settlement due to the contractor’s reason during the settlement review, the contractor shall be responsible for the delay in the price review. If the Contractor fails to submit the completion settlement report and data to the Employer within the time specified in this clause, the Employer will not be able to complete the review within the time specified in this contract.

Time limit for completion payment by the Employer: According to the confirmed completion settlement report, the Employer shall pay the settlement within 15 days after receiving the application for payment of the project completion settlement from the Contractor.

Methods and procedures for the review of the dissenting part of the completion payment certificate: The audit results of the audit unit entrusted by the Employer or relevant government departments shall prevail.

14.3 Final settlement

14.3.1 Final settlement application form

The number of copies of the final settlement application submitted by the Contractor: Three copies

The deadline for the contractor to submit the final settlement application form: One month after the expiration of the defect liability period.

14.3.2 Final settlement certificate and payment

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(1) The deadline for the Employer to complete the approval of the final settlement application form and issue the final settlement certificate:Within 14 days after the Contractor submits the final settlement application form.

(2) Time limit for the Employer to complete payment:After the expiration of the defect liability period, the Contractor shall apply to the Employer in writing for payment of the warranty money.Within 14 days after receiving the application from the contractor, the employer will verify with the contractor according to the content agreed in the contract. If there is no objection, the Employer shall return all the project quality warranty money without interest within 14 days after verification, but it does not exempt the Contractor from warranty liability within the warranty period.

15. Defects Liability Period and Warranty

15.1 Defects liability period

Specific duration of defect liability period: 24 months

15.2 Quality deposit

Agreement on whether to withhold the quality deposit: Withhold .If the Contractor provides performance guarantee in accordance with Clause 3.7 of Special Conditions of Contract before the completion of the project, the Employer shall not reserve the project quality guarantee at the same time.

15.2.1 Method for the Contractor to provide quality deposit

Provide quality deposit in the second way below

(1) Quality deposit guarantee, guaranteed amount: 3% of settlement amount;

(2) 3% of the settlement amount;

(3) Other methods:     /

15.2.2 Withhold of quality deposit

Take the second method below to retain the quality deposit

(1) The project progress payment shall be withheld one by one. In this case, the calculation base of the quality bond does not include the amount of the advance payment, deduction and price adjustment.

(2) The quality deposit shall be withheld at one time when the project is completed and settled.

(3) Other detention methods: None

Supplementary agreement on quality deposit: None

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15.3 Maintenance

15.3.1 Warranty liability

Project warranty period: The legal warranty period (see the project quality warranty) shall be implemented, but shall not be less than the minimum period agreed in “the Regulations on the Quality Management of Construction Project”.

15.3.2 Repair notice

The reasonable time for the contractor to receive the warranty notice and arrive at the project site: Within the warranty period, the contractor shall send personnel to repair the project within 24 hours after receiving the warranty notice. In case of emergency repair accident, the Contractor shall arrive at the accident site and organize emergency repair within 12 hours after receiving the accident notice. If the contractor does not send a person to repair within the agreed period, the contract letting party can entrust others to repair, and the cost shall be borne by the contractor, and the contract letting party shall be compensated for 1.5 times of the losses caused thereby.

16. Break a Contract

16.1 Breach of contract by the Employer

16.1.1 Breach of contract by the Employer

Other circumstances of breach of contract by the Employer: Implement the General Conditions of Contract.

16.1.2 Liability of the Employer for breach of contract

Undertaking method and calculation method of the Employer’s liability for breach of contract:

(1) Liability for breach of contract for failing to issue the notice of commencement within 7 days before the planned commencement date due to the Employer: Issue an extension notice and adjust the commencement date.

(2) The liability for breach of contract for failure to pay the contract price as agreed in the contract due to the Employer’s reason shall be borne according to the bank loan interest rate of the same period.

(3) The Employer shall be liable for breach of contract if it violates the provisions of Item (2) of Sub-Clause 10.1 (Scope of Change) and executes the canceled work or transfers it to others: Implement the general terms

(4) Liability for breach of contract in case that the specification, quantity or quality of materials and engineering equipment provided by the Employer do not conform to the contract, or the delivery date is delayed or the delivery place is changed due to the Employer’s reason: Implement the general terms.

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(5) The liability for breach of contract resulting from the suspension of construction due to the breach of contract by the Employer shall be handled in accordance with the time limit and procedures specified in the General Terms, and the extension of the construction period must be confirmed in writing by the Employer (the on-site principal of the Employer has no right to independently confirm the extension of the construction period). Without the written confirmation of the Employer, the construction period shall not be extended.

Liability for breach of contract for suspension of construction due to breach of contract by the Employer: The construction period shall be postponed. If the delay exceeds two months, both parties shall negotiate to calculate the actual cost.

(6) The contract letting party fails to issue the resumption instruction within the agreed period without justified reasons, resulting in the contractor’s failure to resume work: /

(7) Other: /

16.1.3 Dissolve the contract due to breach of contract by the Employer

The Contractor has the right to terminate the contract if the Employer still fails to correct its breach of contract and the purpose of the contract cannot be achieved after 90 days of suspension of construction as agreed in Item 16.1.1 (Conditions of breach of contract by the Employer).

16.2 Contractor’s default

16.2.1 Breach of contract by the contractor

Breach of contract by the contractor: Implement the General Conditions of the Contract. Other circumstances of the contractor’s breach of contract: If the project quality is unqualified, it must be repaired to qualified within the time specified by the Employer.

16.2.2 Contractor’s liability for breach of contract

Undertaking method and calculation method of the contractor’s liability for breach of contract: (1) If the Contractor subcontracts or violates the contract: The Employer has the right to terminate the contract. If the Employer does not terminate the contract, the Contractor shall terminate the subcontracting or subcontracting in a timely manner, and shall not be exempted from the aforesaid liability for breach of contract. (2) During the performance of this contract, any dispute arising from this contract shall be resolved through negotiation, mediation, litigation and other legitimate and legal means. Under no circumstances shall it be used to instigate, connive or acquiesce its construction personnel or employ social personnel to make trouble, meet with the higher authorities and besiege, obstruct the construction of the site or hinder the daily production of the Employer and its affiliated units in any other way.

16.2.3 Other liabilities for breach of contract of the Contractor：

1) Due to the poor cooperation or lack of management of the contractor to the project unit designated by the employer, the employer has the right to pursue the contractor for liquidated damages of 5,000 CNY per time.

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2) If the Contractor does not cooperate with the Employer’s management, the Contractor does not respect the Employer and the Supervisor, performs barbaric construction, and fails to arrange the schedule and emergency construction content as required by the Employer and the Supervisor, the Employer has the right to hold the Contractor liable for liquidated damages of 5,000 CNY each time.

3) The Contractor shall provide the drawings, acceptance data and other relevant documents made by it within the time specified by the Employer, otherwise it shall bear the liquidated damages of 5,000 CNY per day to the Employer.

4) If the safety and civilized construction organization of the Contractor is not in place, the Employer has the right to pursue the liquidated damages of 5,000 CNY per time for the Contractor, and the Contractor shall immediately rectify. If the rectification is still not in place, the Employer has the right to pursue the liquidated damages of 20,000 CNY per time for the Contractor.

5) The Contractor shall arrange in strict accordance with the practices and requirements of the Standard Atlas of Safe Construction of Construction Projects in Shandong Province. If the requirements of the specifications are not met, the Employer will make a claim for breach of contract of 5,000 CNY to the Contractor each time.

6) If the Employer claims for breach of contract caused by the Contractor due to quality, progress, safety and other reasons, whether the Contractor signs for confirmation will not affect the execution of the claim for breach of contract. When submitting the payment application, the Contractor must sign and seal the recently generated Claim for Breach of Contract and submit it to the Employer, and complete other procedures required by the Employer. If the Contractor violates the requirements, the Employer has the right not to go through the payment procedures for the current project funds, and all consequences arising therefrom shall be borne by the Contractor.

7) The temporary roads on the construction site of the contractor must be provided to other subcontractors for free. If any malicious phenomenon such as deliberately creating difficulties is found, the employer has the right to pursue the contractor’s claim for breach of contract of 5000 CNY each time.

8) The contractor has defaulted on the wages of the workers for the construction project, or there are other problems (including group events), which cause or may cause group events, seriously affect or may seriously affect the normal work order of the employer, and affect the normal local social order. In either case, the contractor must solve the relevant problems within 4 hours, if not within the specified time, The Employer will hold the Contractor liable for liquidated damages of 5,000 CNY each time. Otherwise, the Employer has the right to take all necessary measures to avoid the further expansion of the loss or impact, and the expenses arising therefrom shall be borne by the Contractor. At the same time, the Contractor shall pay liquidated damages to the Employer at the rate of 20% of the aforesaid expenses, and the Employer has the right to deduct from the unpaid amount.

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9) The Contractor must attend the meeting organized or designated by the Employer and the Supervisor. If the Contractor does not arrive or is late for no reason, he will be given a penalty of 500 CNY per person.

10) The Employer has the right to pursue the Contractor’s claim for breach of contract of 5,000 CNY per time (less than 10 people) and 50,000 CNY per time (more than 10 people, including 10 people), no matter what causes the Contractor’s personnel to block the Employer’s office or road.

11) The contractor must respect and obey the supervisor. It is strictly forbidden to bribe the supervisor, including sending cigarettes, alcohol and gifts. If the supervisor seek bribes, the contractor can report to the employer. The Contractor and the Supervisor shall not have any communication other than work, and the Employer will hold any party liable for breach of contract at 10,000 CNY each time for any act involving corruption and non-work communication.

12) When leaving the site, the project management personnel of the Contractor must ask for leave from the Employer’s on-site engineer and leader in charge. When leaving Yantai Development Zone, they must fill in the leave note. If they do not ask for leave and do not fill in the leave note, they shall bear a penalty of 500 CNY per person.

13) In case of construction interference and other problems arising from cross-construction of the project, the contractor shall cooperate, assist or avoid, and obey the coordination and command of the owner; If the owner’s command is unreasonable and affects the construction progress, the contractor can timely contact the owner in writing to raise objections after being instructed. All construction units shall negotiate to handle disputes. If there is intimidation or beating between each other and the circumstances are egregious, the construction unit responsible for the breach of contract shall be subject to a claim of 5,000 CNY per time, and the case involving law shall be submitted to the judicial organ for handling.

14) Ground: The ground surface shall be free of cracks, hollows, angle iron and embedded parts, the wear-resistant layer shall be glossy, the surface color shall be consistent and uniform, the wear-resistant layer shall be free of cracks, and the cutting seam shall be straight.Each inspection lot shall have no less than 10 inspection points, and the pass rate shall not be less than 90%. For each inspection lot with a pass rate of less than 90%, the Employer shall impose a penalty of 10000 CNY per time on the Contractor, and the maximum error shall not exceed 15 times of the standard. The severely unqualified (less than 80%) shall be reworked, and all losses shall be borne by the Contractor.

15) Ground Fracture: No more than 3 cracks with a length of 100mm per 10,000 square meters. If more than 3 cracks are found, the contractor shall be charged with a penalty of 5,000 CNY per crack. The whole ground within the cutting range must be removed and the construction must be resumed. The contractor shall bear the losses.

16) The liability for breach of contract of project quality shall refer to the following table “Standard for Claim for Breach of Contract of Project Quality”.

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Order number	Content of quality problems	Liability and amount of claim for breach of contract
1	The construction quality does not meet the national specifications, drawings and contract requirements after the construction unit applies for inspection	The construction unit shall rework this batch of works and bear a penalty of 5,000 CNY per batch

2	The materials used in the project do not meet the requirements of the contract and drawings	The construction unit shall rework the parts where unqualified materials are used, and the unqualified materials shall be removed from the site, and shall bear a penalty of 10,000 CNY per time

3	Intentionally cover up the quality problems and do not report and record to the supervisor and the Employer	If the fixed total price or provisional total price of the contract is more than 50 million CNY, it shall bear the penalty of 20,000 CNY per time
If the fixed total price or provisional total price of the contract is between 10 million CNY and 50 million CNY, the liquidated damages of 10,000 CNY per time shall be borne
If the fixed total price or provisional total price of the contract is between 5 million CNY and 10 million CNY, the liquidated damages of 5,000 CNY per time shall be borne

4	Enter the next process (non concealed works) without applying for inspection or acceptance of the previous process	The construction unit shall bear the liquidated damages of 5,000 CNY per time and all losses caused by rework

5	Go to the next process without acceptance of concealed works	If the fixed total price or provisional total price of the contract is more than 50 million CNY, it shall bear the penalty of 20,000 CNY per time
If the fixed total price or provisional total price of the contract is between 10 million CNY and 50 million CNY, it shall bear the penalty of 10,000 CNY per time
If the fixed total price or provisional total price of the contract is between 5 million CNY and 10 million CNY, it shall bear the penalty of 5,000 CNY per time

6	Engineering materials are put into use without acceptance	Undertake liquidated damages of 2000 CNY per time

7	Finished product protection	If the protection is not carried out or the protection is insufficient, the penalty of 1,000 CNY per time shall be borne
If losses are caused, it shall bear a penalty of 5,000 CNY per time and compensate for all losses caused

8	Project data is not synchronized and submitted on time	Undertake liquidated damages of 1,000 CNY per time

9	Quality accident occurs

Handle in accordance with the relevant national laws and regulations, bear the liquidated damages according to the following amount, and compensate the losses caused to the Employer:

1. Particularly serious quality accident: bear 300 thousand CNY per time of penalty;

2. Major quality accident: bear 200 thousand CNY per time of penalty;

3. Serious quality accident: bear 100 thousand CNY per time of penalty.

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If the quality breach involves multiple clauses in this management method or conflicts with other clauses in the contract, the maximum claim amount or the most severe treatment scheme shall be followed.

16.2.4 Termination of the Contract due to the Contractor’s breach of contract

Special agreement on termination of contract due to breach of contract by the contractor : Execution of General Conditions

If the Employer continues to use the Contractor’s materials, equipment, temporary works, Contractor’s documents and other documents prepared by or on behalf of the Contractor on the construction site, the cost shall be borne by both parties through negotiation. If the other party claims its rights through litigation due to one party’s breach of contract, the breaching party shall bear the expenses (including but not limited to attorney’s agency fee, litigation fee, property preservation fee, preservation guarantee fee, appraisal fee, etc.) incurred by the observant party for claiming its rights.

17. Force Majeure

17.1 Confirmation of force majeure

In addition to the force majeure events agreed in the General Conditions of Contract, other situations considered as force majeure: the government’s written order to suspend or postpone the construction and other objective conditions that seriously determine and affect the performance of the contract.

17.2 Termination of contract due to force majeure

After the termination of the contract, the Employer shall complete the payment within 120 days after the Employer’s payment is agreed or determined.

18. Insurance

18.1 Project insurance

Special agreement on project insurance:        /

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18.2 Other insurances

Agreement on other insurance:        /

Whether the Contractor shall purchase property insurance for its construction equipment: implement the general terms.

18.3 Notification obligation

Agreement on notification obligation when changing the insurance contract: Implement the general terms.

19. Dispute Resolution

19.1 Dispute review

Whether the parties to the contract agree to submit the project dispute to the dispute review team for decision: No.

19.1.1 Determination of the dispute review team

Determination of members of the dispute review team: None

Time limit for selecting the dispute reviewer: None

Payment of members of the dispute review team: None

Agreement on other matters: None

19.1.2 Decision of the dispute review panel

The contract parties’ agreement on this item: None

19.2 Arbitration or litigation

Disputes arising from the contract and related matters shall be settled in the second way as follows:

(1) Apply to the        /         Arbitration Commission for arbitration;

(2) Bring a lawsuit to the People’s Court where the project is located.

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Annex

Annex to the Agreement:

Annex 1: List of projects contracted by the Contractor

Annex to Special Conditions of Contract:

Annex 2: Safety production agreement

Annex 3: List of materials and equipment supplied by the Employer

Annex 4: Warranty of project quality

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Annex 1:

List of projects contracted by the Contractor

Unit project name	Scale of construction	Building area (m2)	Tactic form	Number of plies	Productive power	Equipment installation content	Contract price (CNY)	Commencement date	Completion date
Assembly workshop		41000	Steel structure
Stamping workshop		10580	Steel structure
Painting Workshop		28000	Steel structure
welding workshop		35000	Steel structure

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Annex 2:

Agreement on safe and civilized construction and production at the construction site

In order to strictly implement the relevant national and local regulations on safe and civilized construction, Party A and Party B have signed this agreement on safe and civilized construction management through friendly negotiation, so that both parties can comply with it.

I. Management responsibility:

1. Party B, as the main body responsible for the safe and civilized construction and management on the site during the construction of the project, must establish and improve the management system of safe and civilized construction on the site, strengthen the education and management of safe and civilized construction on the site, and be fully responsible for the overall safe and civilized construction management on the project site. Party B must incorporate the safe and civilized construction management of subcontractors into its own safe and civilized construction management system.

2. Party B shall implement safe and civilized construction and control on the project site in strict accordance with the Standard Atlas of Safe and Civilized Construction, the national requirements for safe and civilized construction, and the relevant requirements of local government for safe and civilized construction.

II. Management cycle and scope:

1. Management cycle: from the date of Party B’s mobilization preparation to the end of the project’s centralized delivery period.

2. Management scope:Including but not limited to the following:

(1) Within the scope of the red line of the project, the adjacent municipal green belts and the adjacent municipal roads of the project belong to the safe and civilized management scope of Party B.

(2) Party B needs to establish and improve the safe and civilized construction management system of the project, and establish a safe and civilized normalization control implementation team, a supervision and assessment team and an accident emergency response team.

(3) Party B shall be responsible for the education and management of safe and civilized construction of all personnel on site.

(4) Party B shall be responsible for the configuration and maintenance of on-site safe and civilized facilities and equipment.

(5) Party B shall be responsible for fire control and fire safety management at the construction site.

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III. Safe production:

1. Party B must implement the national laws, regulations, specifications and standards related to safety production and labor protection, establish and improve the safety production responsibility system and on-site safety management system, do a good job in safety education and safety transmission, and accept the supervision and inspection carried out by industry safety inspectors according to law at any time.

2. Party B must prepare the construction organization design and various special construction organization designs (schemes) in accordance with the relevant national and industrial regulations, and obtain the approval and signature of the supervisor and Party A. The scheme must be the first when implementing on site.

3. Party B must implement the safety technical measures plan, and all safety facilities and labor protection articles and appliances on the construction site must be kept in good condition. Adhere to the maintenance system, eliminate hidden dangers in time, and ensure safe production.

4. Party B must set up obvious safety production slogans and signs on the construction site, and warning signs must be set up at the dangerous areas and main passages. Enclosing facilities shall be set up around the construction site. If the project is under construction in the frontage and residential area, closed maintenance facilities shall be set up and the surrounding of the construction site shall be kept clean.

5. Party B shall, in accordance with the provisions of the National Fire Protection Law, establish and implement a fire protection management system on the site, set up fire protection facilities that meet the specifications, and keep them in good standby condition.

6. The construction electricity, mechanical equipment, scaffolding, etc. on site meet the relevant national safety technical standards.

7. In case of a safety accident, Party B must deal with the accident according to the principle of “four not let go”.

8. Party B shall pay full attention to and ensure the safety of all on-site staff, and take effective measures to keep the site and the implementation of the project in an orderly manner, so as to prevent the safety of on-site staff from being threatened.

9. Party B shall provide full-time safety officers in accordance with the requirements of Standard for Construction Safety Inspection JGJ59 and must have a complete safety production management system. Party B is responsible for the safety management, supervision and coordination of the project, and is also responsible for the supervision, coordination and leadership of the safety management of subcontractors.

10. Party B shall strictly control the potential safety hazards at major dangerous points (sources), provide a safe working environment for construction workers, educate construction workers and strictly control their unsafe behaviors.

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11.The Contractor shall be responsible for all safety accidents caused by the Contractor.

IV. Civilized construction:

1. Party B must equip vehicle washing equipment, mobile fog monitor, dust detection equipment and enclosure spray device at the project site, and ensure normal use of functions.

2. The site shall be covered with bare soil and cleaned regularly to ensure that the dust control meets the standard. The specific interface is divided as follows:

Party B shall be responsible for the bare soil covering of the working face area accepted by Party B outside the scope of the project excavation line and within the scope of the project excavation line. Party B shall be responsible for the bare soil covering and cleaning and maintenance of the adjacent municipal green belts and adjacent municipal roads outside the scope of the project red line.

3. Information management:

(1) Video monitoring: The construction site must implement information management, adopt video monitoring system, normalize the monitoring of the safety and civilization of the site, and meet the video monitoring requirements of the site gates, walls and major hazard sources.

(2) Guard management and informatization at the construction site: full-time guard management personnel shall be set up to implement 24-hour guard control over the entrance and exit of gate personnel and vehicles. Party B shall uniformly conduct personnel information collection and access information identification management (including but not limited to chip and fingerprint identification) for all staff on the construction site, and set up a display screen on the site to instantly display the type and quantity of workers on the site.

4. Party B shall take effective measures to protect the environment, control the waste water, exhaust gas, dust and noise during the construction process, and ensure that the construction does not disturb the residents. The site must be equipped with rainwater and sewage drainage facilities, and shall not be discharged into the foundation pit of the site.

5. Party B shall take effective measures to ensure the appearance of the construction site, and implement “landscape” management and standardized management in accordance with the city appearance management regulations to keep the city appearance clean and beautiful.

6. Party B shall keep the living environment of the site personnel clean and sanitary, and undertake the task of eliminating “four hazards” and disinfection in the construction area.

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7. Party B’s canteen at the construction site must meet the standards prescribed by the national health law, and apply to the local administrative department for a “Health License”. The canteen staff must pass the physical examination before taking up the post with a certificate. Centralized toilets and showers must be set up in the living area, and special personnel shall be assigned to take charge of daily cleaning and maintenance to keep the cleanliness up to standard.

8. Party B shall cooperate with the public security organ to carry out comprehensive social security management on the construction site, and implement the responsibility system for comprehensive social security management.

9. Party B shall be responsible for handling relevant procedures for pollution discharge, noise and night construction, and bear all relevant expenses.

10. Without the permission of Party A, Party B shall not hang or post any advertisements, leaflets, etc. on the construction site.

11. Requirements for cleaning and sanitation of the construction site: During the construction period, construction waste and domestic waste shall be cleaned and transported at any time, and the cost shall be borne by the Contractor. The Contractor shall ensure that the construction site is clean in accordance with the relevant provisions of environmental sanitation management, and the site shall be cleaned after the completion of the work, that is, the construction waste must be removed from the site in time, otherwise the Employer has the right to entrust others to clean up, and the costs incurred shall be borne by the Contractor 1.5 times.

12. The Contractor is responsible for coordinating the surrounding relations (disturbing the residents, construction units, etc.) and bearing the corresponding costs to ensure the smooth construction; If the above problems cause the Employer to be prosecuted, the economic losses incurred shall be borne by the Contractor; The Employer shall cooperate with the Contractor to coordinate the disputes between the construction units.

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Annex 3:

List of materials and equipment supplied by the Employer

Order	Type of material and equipment	Specification and model	Unit of measurement	Quantity	Unit Price (CNY)	Quality grade	Supply time	Place of delivery	Remarks

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Annex 4:

Project Quality Warranty

Employer (full name): Shandong Baoya New Energy Vehicle Co., Ltd.

Contractor (full name): Shandong Sanjian Construction Engineering Management Co., Ltd.

In accordance with the Construction Law of the People’s Republic of China and the Regulations on the Quality Management of Construction Projects, the Employer and the Contractor signed the project quality warranty for the Shandong Baoya · FAW Jilin New Energy Vehicle Base Project (full name of the project) through consultation.

I. Scope and content of project quality warranty

During the quality warranty period, the Contractor shall undertake the project quality warranty responsibility in accordance with relevant laws and regulations and the contract.

The scope of quality warranty includes foundation works, main structure works, roof waterproof works, leakage prevention of toilets, rooms and external walls with waterproof requirements, heating and cooling systems, electrical pipelines, water supply and drainage pipes, equipment installation and decoration works, and other projects agreed by both parties. The specific warranty contents are agreed as follows:

All contents within the scope of construction of the Contractor and the project return caused by non-responsibility of the Employer Repair content.

II. Quality warranty period

According to the Regulations on the Quality Management of Construction Projects and relevant regulations, the quality warranty period of the project is as follows:

1. The foundation works and main structure works are the reasonable service life of the works specified in the design documents;

2. The roof waterproof works, toilets, rooms and exterior walls with waterproof requirements shall be protected against seepage for five years;

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3. The decoration project is two years;

4.Two years for electrical pipeline, water supply and drainage pipeline and equipment installation works;

5. The period of heating and cooling system is two heating and cooling periods;

6.The water supply and drainage facilities, roads and other supporting projects in the residential area are two years;

7. The warranty period of other items is agreed as follows:

If there is a warranty period in the product certificate and quality assurance, the period agreed in the certificate shall prevail. If there is no agreement or description of the warranty period, it shall be calculated as two years. The warranty period of the project, product and equipment shall be calculated from the date of actual completion of the project.

The quality warranty period shall be calculated from the date of project completion acceptance.

III. Defects liability period

The defect liability period of the project is 24 months, which is calculated from the date when the project passes the completion acceptance. The unit project shall be accepted before the whole project, and the defect liability period of the unit project shall be calculated from the date of acceptance of the unit project.

After the expiration of the defect liability period, the Employer shall return the remaining quality deposit.

IV. Quality warranty responsibility

1. For the items that fall within the scope and content of the warranty, the contractor shall send personnel for warranty within 24 hours from the date of receiving the warranty notice. If the contractor does not send personnel to repair the defects within the agreed time limit, the contract letting party may entrust others to repair the defects.

2. In case of emergency, the contractor shall immediately arrive at the accident site for emergency repair after receiving the accident notice, and the maximum time of arrival shall not exceed 12 hours.

3. For quality problems involving structural safety, it is required to immediately report to the local construction administrative department and relevant departments for taking safety precautions in accordance with the provisions of the Regulations on the Quality Management of Construction Projects, and the original designer or the designer with corresponding qualification level shall propose a warranty plan, and the contractor shall implement the warranty,

4. After the quality warranty is completed, the Employer shall organize the acceptance.

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V. Warranty expenses

The warranty costs shall be borne by the party responsible for the quality defects.

VI. Other project quality warranty matters agreed by both parties: if the contractor fails to repair within the time limit specified in the notice after being notified by the Employer, the Employer may entrust others to repair by itself, and the relevant expenses shall be deducted by the Employer from the Contractor’s warranty fund by 1.5 times.

The project quality warranty shall be jointly signed by the Employer and the Contractor before the completion acceptance of the project, which shall be regarded as an annex to the construction contract and shall be valid until the expiration of the warranty period.

	Employer (official seal):	Contractor (official seal):

	Shandong Baoya New Energy Vehicle Co., Ltd. (Seal)	Shandong Sanjian Construction Engineering Management Co., Ltd (Seal)

	Address:No. 8, Beijing South Road, Development Zone	Address: No.36 Qilihe Road, Jinan Zhao Qingmin (Seal)

Legal representative (signature):	Zhang Jiannong	Legal representative (signature): Zhao Qingmin

Zhang Jiannong (Seal)

	Entrusted agent (signature): Li Na	Entrusted agent (signature): Li Zhen

	Telephone number: 0535-2022808	Telephone number: 0532-68013867

	Fax:	Fax:

	Bank of deposit: ICBC Yantai Development Zone Sub-branch	Bank of deposit: Jinan Branch of National Health Bank Co., Ltd

	Account:	Account:

	Postal Code: 264006	Postal Code: 250100

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